EXHIBIT 99

Compensation of Named Executive Officers

The Named Executive Officers (“NEOs”) of Simpson Manufacturing Co., Inc. (the “Company”) are at-will employees. The Company does not have written employment contracts with any of its NEOs. Either the Company or the NEO can terminate the employment relationship at any time, for any reason, with or without cause. The NEOs’ salaries and the expected contributions to their accounts in the Company’s Profit Sharing Trust (the “Trust”) for Salaried Employees for 2006 are as follows:

	2006 Salary	Estimated Trust Contribution{1}

Thomas J Fitzmyers, President and Chief Executive Officer	$316,747	$33,000

Barclay Simpson, Chairman of the Board	150,000	22,500

Stephen B. Lamson, President and Chief Operating Officer of Simpson Strong-Tie Company Inc. (“SST”) and Vice President of the Company	208,670	31,301

Michael J. Herbert, Chief Financial Officer and Secretary	185,079	27,762

Stephen P. Eberhard, President and Chief Executive Officer of Simpson Dura-Vent Company, Inc. (“SDV”)	185,658	27,849

{1}  If he is employed by the Company on December 31, 2006, the contribution to an NEO’s Trust account will be 15% of his annual salary, with a contribution limit of $33,000 for 2006, plus a pro rata share of forfeitures by other participants.

Each NEO also participates in the Company’s Executive Officer Cash Profit Sharing Plan and the Company’s 1994 Stock Option Plan. The NEOs’ participation in these plans is contingent on the Company, or its subsidiaries, meeting return on asset and operating profit goals that were approved by the Compensation Committee of the Board of Directors.  The Executive Officer Cash Profit Sharing Plan has a maximum limit of $2.5 million per person in a calendar year.

The numbers of shares of the Company’s common stock subject to stock options granted to the NEOs, if the Company meets the relevant operating goals for 2006, will be as follows:

Options on Common Stock

Thomas J Fitzmyers	9,000 shares

Barclay Simpson	1,000 shares

Stephen B. Lamson	6,000 shares

Michael J. Herbert	4,000 shares

Stephen P. Eberhard	16,000 shares

Additionally, the Company pays certain of the NEOs allowances for travel costs. Mr. Fitzmyers receives compensation for the cost to hire an airplane for travel between his home and the Company’s offices or for travel on Company business. The Company computes the cost of the use of airplanes using the Standard Industrial Fair Level (“SIFL”) tables prescribed under applicable Internal Revenue Service Regulations.

The Company affords Mr. Eberhard an allowance for an automobile for use on Company business and for his personal use. The amount of this allowance for 2006 is $14,657.

Compensation of Directors

The Company pays each of its directors who do not receive compensation as officers or employees of the Company an annual retainer of $32,000 and a fee of $2,000 for attending in person each meeting of the Board of Directors (including participation in scheduled telephonic meetings) and for attending in person each meeting of any committee held on a day when the Board of Directors does not meet. The Company also pays each such independent director $1,000 for each committee meeting that he or she attends in person on the same day as a Board of Directors or other committee meeting and for each Board of Directors meeting that he or she attends by telephone conference. The Company pays the Chair of the Audit Committee an additional annual fee of $8,000 and the Chair of each of the Board’s Compensation and Governance and Nominating Committees an additional annual fee of $4,000. The Company reimburses directors for expenses that they incur in attending Board of Directors and committee meetings and pays each independent director $3,000 per day plus expenses when he or she visits Company facilities to observe operations.

Each independent director is eligible to receive a grant of stock options under the 1995 Independent Director Stock Option Plan for each year that the Company meets its annual operating goals. On meeting those goals, the Company grants to each independent director an option to purchase 4,000 shares of the Company’s common stock for his or her first grant and 1,000 shares of the Company’s common stock for each subsequent grant.